Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

ALX ONCOLOGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Amended and Restated 2020 Equity Incentive Plan	457(c) and 457(h)	1,634,456 (2)	$6.39 (3)	$10,444,174	0.0001102	$1,151

Total Offering Amount					$ 10,444,174		$1,151

Total Fee Offsets							–

Net Fee Due							$1,151

(1)

Represents shares of common stock, par value $0.001 per share (“Common Stock”) of ALX Oncology Holdings Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”). In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)

Reflects an automatic increase on January 1, 2023 to the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2020 Plan, which annual increase is provided for in the 2020 Plan.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.39 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market, on March 2, 2023.